Exhibit 99.1

Biodiesel — Fueling A Better Future February 2009 Newsletter Volume 5, Number 1
ANNUAL MEETING TO BE HELD
There will be an annual membership meeting at the Wall Lake Community Center on Monday May 11, 2009 at 7:00PM. At this meeting, the membership will be electing three (3) Directors. These three Directors will be elected to serve a three-year term. The incumbents for these three spots are Bill Horan, Denny Mauser, and John Geake, all of whom intend to run for re-election. There are two ways to nominate candidates for election as Director. The first is by a nominating committee established by the current Directors; and the second is by nomination by a current Member. For a Member to submit a nomination, the submittal must be made by personal delivery or by US mail to the Secretary of the Company, Kevin Ross, no later than Saturday, April 11, 2009. The notice of nomination must meet some very specific criteria. If you are interested in submitting a nomination, please contact Jeanne Sorensen or Joe Neppl at the WIE office.
You will be receiving more information about the meeting as it is available. Please mark that important date and time on your calendar.
TAX FORMS K-1 SUBMITTED
By the time you receive this newsletter, you should have received your K-1 documents. Every year we have some challenges surrounding the submittal of these forms. Western Iowa Energy’s fiscal year ends on December 31 and the pertinent information that is required to be on those IRS forms must be gathered, reviewed for accuracy, and audited by WIE’s independent auditor. Once all of the information has been verified, the forms can be printed and distributed. The entire process takes about eight (8) weeks under normal circumstances. The management recognized that many of WIE’s unit holders must file their tax returns by March 1 of each year; and that recognition has prompted us to accelerate the process so that we can get the forms to you in less than the eight week time period. This year, the K-1 tax forms were printed during the early part of the week of February 15; and the forms were mailed by Friday, February 20. Because of the volume of material involved, the forms took several days to print. We are appreciative of your patience, and we trust that those whose circumstances were affected made all of the applicable tax deadlines.

GENERAL MANAGER’S REPORT
The year 2008 was a productive one for Western Iowa Energy, LLC. We achieved some things that other companies within the biodiesel industry were not able to claim: we operated all year with a full staff; and we finished the year profitably. (As you review your K-1 forms, you will see that from a tax viewpoint, WIE showed a loss. That is due to the difference between the tax depreciation and the book depreciation.) WIE’s profitability and its claim to stand above its competitors in this difficult industry is due to several items: WIE has a cohesive and business-savvy board of directors; WIE has a management team that is able to mesh its talents in such a manner as to maintain a high level of achievement; and WIE’s owners have provided the equipment necessary to process many different feed stocks into good quality biodiesel.
The experts tell us that 2009 will be a challenging year, and—if the beginning of the year is any indication—they are absolutely correct. WIE and its partner, Renewable Energy Group, were expecting some export sales into the European markets to help us to level out some of the winter seasonality of the biodiesel business. Instead, the European markets have been closed to US production as we have begun 2009. The energy markets have been down, which has caused the potential profit margins for our business to be negative for much of the 2009 season. As I have told many of you, the same market conditions that make it more affordable for us to fill our vehicles with fuel as consumers are causing us to sacrifice our profitability in our business. We are hopeful that the energy markets will increase as we enter the spring and summer seasons so that our business can regain its profitable position.
WIE is still in the process of closing our financial books for 2008. We have until March 31, 2009, to post our annual report with the Securities and Exchange Commission. In spite of the fact that we have gotten the information together to distribute the K-1 forms, there remains a great deal of coordination that must be accomplished before we can submit our final report for 2008. As soon as we have that information finalized and certified, I will be submitting the information to you. The annual report can always be accessed through the SEC portal on our company website, www.westerniowaenergy.com.
DISCLAIMER:
Throughout this report, we make “forward-looking statements” that involve future events, our future performance, and our future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties.
Western Iowa Energy, LLC
1220 S. Center St.
PO Box 399
Wall Lake, IA 51466
www.westerniowaenergy.com
Phone: 712-664-2173
Fax: 712-664-2183
Larry Breeding — General Manager — lbreeding(westerniowaenergy.com
Joe Reed — Operations Manager — jreed(westerniowaenergy.com
Joe Neppl — Accountant — jneppl(westerniowaenergy.com
Jeanne Sorensen — Compliance Coordinator — jsorensen(westerniowaenergy.com
Kris Ziegmann — Accounting Assistant/Receptionist — kziegmann(westerniowaenergy.com